Filed Pursuant to Rule 424(b)(3)

Registration No. 333-132911

1,328,000 Units	Pricing Date	February 20, 2008
9% Callable STock Return Income DEbt SecuritiesSM	Settlement Date	February 27, 2008
Due March 1, 2010 Payable on the stated maturity date with	Maturity Date	March 1, 2010
Google Inc. common stock	CUSIP No.	59022Y337
$25 principal amount per unit
Term Sheet No. 2934

Merrill Lynch & Co., Inc.

•       Interest paid quarterly at the rate of 9% per year

•       A maturity of approximately 24 months, if not  redeemed or called

•       Payable at maturity with shares of Google Inc.  common stock equal to the applicable share  multiplier

•       Callable on or after March 2, 2009 at a yield to call  of 13.85%

•       Approved for listing on AMEX under the symbol  “GKO”

The Callable STRIDES will have the terms specified in this term sheet as supplemented by the documents indicated herein under “Additional Note Terms” (together the “Note Prospectus”). Investing in the Callable STRIDES involves a number of risks. See “ Risk Factors” on page TS-6 of this term sheet and beginning on page PS-4 of product supplement STRIDES-2.

In connection with this offering, each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and its broker-dealer affiliate First Republic Securities Company, LLC is acting in its capacity as a principal.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)(2)	$25.00	$33,200,000
Underwriting discount (2)	$.50	$664,000
Proceeds, before expenses, to Merrill Lynch & Co., Inc.	$24.50	$32,536,000

(1)	Plus accrued interest from February 27, 2008, if settlement occurs after that date.

(2)	The public offering price and underwriting discount for any purchase of 200,000 units or more in a single transaction by an individual investor will be $24.875 per unit and $.375 per unit, respectively.

“STock Return Income DEbt Securities” and “STRIDES” are service marks of Merrill Lynch & Co., Inc.

Merrill Lynch & Co.

February 20, 2008

Summary

The 9% Callable STock Return Income DEbt SecuritiesSM due March 1, 2010 (the “Callable STRIDES”) payable on the stated maturity date with Google Inc. common stock are senior, unsecured debt securities of Merrill Lynch & Co., Inc. and are designed for investors seeking interest payments on their investment and who want to participate in the change in the price of Google Inc. (the “Underlying Company”) common stock (the “Deliverable Shares”) over the term of the Callable STRIDES, subject to our right to call the Callable STRIDES. Investors must be willing to accept a return that is capped if the Callable STRIDES are called or a repayment in shares that is valued less, and potentially significantly less, than the original public offering price of the Callable STRIDES.

Terms of the Callable STRIDES	Determining Payment at Maturity or Call for the Callable STRIDES

Callable STRIDES	TS-2

Payout Profile

Call Prices

Based on the original issue date, stated maturity date and yield to call, the following table sets forth the month-end, mid-month, first and last Call Prices from March 2, 2009 through March 1, 2010, the first Call Date and the stated maturity date, respectively. For an example of the Call Price calculation, see Annex A to this term sheet. If we elect to exercise our call option, the Call Price will be disclosed in the notice we deliver to the Trustee in connection with our call of the Callable STRIDES.

This table assumes:
• original issue date:	February 27, 2008

• initial Share Multiplier:	0.04949385 (based upon the Volume Weighted Average Price of the Deliverable Shares of $505.1133, so that on February 20, 2008, the date the Callable STRIDES were priced for initial sale to the public (the “Pricing Date”), the product of the Volume Weighted Average Price of one Deliverable Share and the initial Share Multiplier equaled the $25 Original Public Offering Price of one unit of the Callable STRIDES)

• interest rate:	9% per year

• interest payment dates:	On March 1, June 1, September 1 and December 1, of each year, beginning June 1, 2008 (computed on the basis of a 360-day year of twelve 30-day months, compounded annually)

• yield to call:	13.85% (computed on the basis of a 360-day year of twelve 30-day months, compounded annually)

• stated maturity date:	March 1, 2010

Call Date	Call Price per Callable STRIDES ($) (1)	Interest Payable on Call Date per Callable STRIDES ($) (1)	Final Amount per Callable STRIDES ($) (1)
March 2, 2009 (first Call Date)	26.1155	0.0063	26.1217
March 16, 2009	26.1601	0.0938	26.2538
March 31, 2009	26.2086	0.1875	26.3961
April 15, 2009	26.2546	0.2750	26.5296
April 30, 2009	26.3046	0.3688	26.6733
May 15, 2009	26.3554	0.4625	26.8179
May 29, 2009	26.4035	0.5500	26.9535
June 15, 2009	26.4565	0.0875	26.5440
June 30, 2009	26.5066	0.1813	26.6878
July 15, 2009	26.5575	0.2750	26.8325
July 31, 2009	26.6126	0.3750	26.9876
August 17, 2009	26.6686	0.4750	27.1436
August 31, 2009	26.7184	0.5625	27.2809
September 15, 2009	26.7660	0.0875	26.8535
September 28, 2009	26.8109	0.1688	26.9796
October 15, 2009	26.8704	0.2750	27.1454
October 30, 2009	26.9237	0.3688	27.2925
November 16, 2009	26.9815	0.4688	27.4503
November 30, 2009	27.0328	0.5563	27.5891
December 15, 2009	27.0858	0.0875	27.1733
December 30, 2009	27.1393	0.1813	27.3205
January 15, 2010	27.1936	0.2750	27.4686
February 2, 2010	27.2561	0.3813	27.6373
February 15, 2010	27.3046	0.4625	27.7671
March 1, 2010 (stated maturity date)	27.3651	0.5625	27.9276

(1)	The figures are subject to rounding.

Callable STRIDES	TS-3

The following graph shows the relationship between the Call Price and the Call Price plus accrued but unpaid interest from March 2, 2009, the first Call Date, through March 1, 2010, the stated maturity date.

Callable STRIDES	TS-4

Hypothetical Returns on the Maturity Date

The following table illustrates, for a range of hypothetical Closing Market Prices of the Deliverable Shares on the maturity date:

•	the product of the hypothetical Closing Market Price of the Deliverable Shares on the maturity date and the Share Multiplier;
•	the percentage change in the price of the Deliverable Shares from the Pricing Date to the maturity date;
•	the value of Deliverable Shares due or amount payable on the Callable STRIDES, including the payment of accrued and unpaid interest on the maturity date;
•	the total annualized yield on the Callable STRIDES on the maturity date; and
•	the total annualized yield from direct ownership of the Deliverable Shares.

This table assumes that the Callable STRIDES have not been redeemed or called prior to the maturity date and will be called by ML&Co. on the hypothetical maturity date if the total annualized yield on the Callable STRIDES would otherwise be greater than 13.85% on the maturity date.

Hypothetical Closing Market Price of the Deliverable Shares on the maturity date ($)	The product of the hypothetical Closing Market Price on the maturity date and the initial Share Multiplier	Percentage change in the price of the Deliverable Shares from the Pricing Date to the maturity date	Value of Deliverable Shares due or amount payable on the Callable STRIDES on the maturity date ($)(1)	Total annualized yield on the Callable STRIDES on the maturity date(2)	Total annualized yield from direct ownership of the Deliverable Shares(3)
101.02	5.00	-80.00%	5.5625	-43.67%	-55.13%
151.53	7.50	-70.00%	8.0625	-34.38%	-45.09%
202.05	10.00	-60.00%	10.5625	-26.36%	-36.64%
252.56	12.50	-50.00%	13.0625	-19.21%	-29.19%
303.07	15.00	-40.00%	15.5625	-12.69%	-22.46%
353.58	17.50	-30.00%	18.0625	-6.67%	-16.27%
404.09	20.00	-20.00%	20.5625	-1.03%	-10.52%
454.60	22.50	-10.00%	23.0625	4.28%	-5.11%
505.11 (4)	25.00 (5)	0.00%	25.5625	9.31%	0.00%
515.22	25.50	2.00%	26.0625	10.29%	0.99%
525.32	26.00	4.00%	26.5625	11.25%	1.97%
535.42	26.50	6.00%	27.0625	12.21%	2.94%
545.52	27.00	8.00%	27.5625	13.16%	3.91%
555.62	27.50	10.00%	27.9276	13.85% (6)	4.86%
606.14	30.00	20.00%	27.9276	13.85%	9.50%
656.65	32.50	30.00%	27.9276	13.85%	13.96%
707.16	35.00	40.00%	27.9276	13.85%	18.24%
757.67	37.50	50.00%	27.9276	13.85%	22.37%
808.18	40.00	60.00%	27.9276	13.85%	26.37%
858.69	42.50	70.00%	27.9276	13.85%	30.24%
909.20	45.00	80.00%	27.9276	13.85%	34.00%

(1)	The amounts specified in this column include payment of accrued and unpaid interest payable on the maturity date, rounded to four decimal places.

(2)	The total annualized yield on the maturity date represents the annual interest rate used in determining the present values, discounted to the original issue date, of all payments made or to be made on the Callable STRIDES, including the Call Price and all interest payments made through and including the applicable Call Date, the sum of these present values being equal to the Original Public Offering Price. This annualized yield:

(a)	assumes coupon payments are (i) made quarterly on March 1, June 1, September 1 and December 1, of each year, beginning June 1, 2008 and (ii) reinvested for the remainder of the term of the Callable STRIDES at the applicable yield listed in this column;

(b)	assumes an investment term equal to that of the Callable STRIDES; and

(c)	is computed on the basis of a 360-day year of twelve 30-day months compounded annually.

(3)	This annualized yield assumes:

(a)	a percentage change in the value of the Deliverable Shares that equals the percentage change in the product of the Share Multiplier and the Volume Weighted Average Price of a Deliverable Share on the Pricing Date to the relevant hypothetical Closing Market Price of the Deliverable Shares on the maturity date multiplied by the Share Multiplier;

(b)	a dividend payment of $0.00 per quarter per share;

(c)	no transaction fees or expenses;

(d)	an investment term equal to that of the Callable STRIDES; and

(e)	is computed on the basis of a 365-day year and the actual number of days compounded annually.

(4)	This was the Volume Weighted Average Price of the Deliverable Shares on the Pricing Date, and rounded to two decimal places.

(5)	This is the Original Public Offering Price of one unit of the Callable STRIDES. This value represents the product of the Volume Weighted Average Price of the Deliverable Shares on the Pricing Date of $505.1133 and the initial Share Multiplier of 0.04949385.

(6)	The amount representing a yield to call of 13.85% will be paid in cash.

Callable STRIDES	TS-5

Risk Factors

An investment in the Callable STRIDES involves significant risks. The following is a list of certain of the risks involved in investing in the Callable STRIDES. You should carefully review the more detailed explanation of risks relating to the Callable STRIDES in the “Risk Factors” sections included in the product supplement and MTN prospectus supplement identified below under “Additional Note Terms”. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Callable STRIDES.

•	Your investment may result in a loss.

•	The Callable STRIDES are subject to being called at our option, in which case your yield is subject to a cap.

•	Your yield may be lower than the yield on other debt securities of comparable maturity.

•	Your return may be limited and will not be identical to the return of owning the Deliverable Shares.

•

In seeking to provide investors with what we believe to be commercially reasonable terms for the Callable STRIDES while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging and distributing the Callable STRIDES. If a trading market develops for the Callable STRIDES (and such a market may not develop), these costs are expected to affect the market price you may receive or be quoted for your Callable STRIDES on a date prior to the stated maturity date.

•	Many factors affect the trading value of the Callable STRIDES; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor.

•	Amounts payable on the Callable STRIDES may be limited by state law.

•	The Underlying Company has no obligations relating to the Callable STRIDES and no diligence has been performed with respect to the Underlying Company.

•	Callable STRIDES holders are not entitled to stockholder’s rights.

•	Purchases and sales of the Deliverable Shares by us and our affiliates may affect your return.

•	Potential conflicts of interest could arise.

•	Tax consequences are uncertain.

Investor Considerations

You may wish to consider an investment in the Callable STRIDES if:

•	You anticipate that the value of the Deliverable Shares will not decrease enough to offset the interest payments made on the Callable STRIDES to provide you with your desired return.

•	You accept that your investment may result in a loss, which could be significant, if the level of the Deliverable Shares decreases.

•	You accept that the Callable STRIDES are callable and the yield to call will not exceed 13.85% per year on the Original Public Offering Price per unit of the Callable STRIDES.

•	You accept downside exposure to the Deliverable Shares with no expectation of dividends or other benefits of owning the underlying securities during the term of the Callable STRIDES.

•

You are willing to accept that there is no assurance that the Callable STRIDES will remain listed on AMEX for the entire length of the Callable STRIDES and that any listing will not ensure that a trading market will develop for the Callable STRIDES or that there will be liquidity in the trading market.

The Callable STRIDES may not be appropriate investments for you if:

•	You anticipate that the Deliverable Shares will depreciate and such depreciation will not be offset by the interest payments made on the Callable STRIDES to provide you with your desired return.

•	You are seeking principal protection or preservation of capital.

•	You seek an investment that will not be callable or have a capped return.

•	You want to receive dividends or other distributions paid on the Deliverable Shares over the term of the Callable STRIDES.

•	You want assurances that there will be a liquid market if and when you want to sell the Callable STRIDES prior to call, redemption or maturity.

Callable STRIDES	TS-6

Other Provisions

We may deliver the Callable STRIDES against payment therefor in New York, New York on a date that is greater than three business days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement on the Callable STRIDES occurs more than three business days from the Pricing Date, purchasers who wish to trade Callable STRIDES more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

If you place an order to purchase these offered securities, you are consenting to each of MLPF&S and its broker-dealer affiliate First Republic Securities Company, LLC acting as a principal in effecting the transaction for your account. MLPF&S is acting as an underwriter and/or selling agent for this offering and will receive underwriting compensation from the issuer of the securities.

Supplement to the Plan of Distribution

MLPF&S and First Republic Securities Company, LLC, each a broker-dealer subsidiary of ML&Co., are members of the Financial Industry Regulatory Authority, Inc. (formerly the National Association of Securities Dealers, Inc. (the “NASD”)) and will participate in the distribution of the Callable STRIDES. Accordingly, offerings of the Callable STRIDES will conform to the requirements of NASD Rule 2720.

MLPF&S and First Republic Securities Company, LLC may use this Note Prospectus for offers and sales in secondary market transactions and market-making transactions in the Callable STRIDES. MLPF&S and First Republic Securities Company, LLC may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market prices at the time of the sale.

Callable STRIDES	TS-7

The Deliverable Shares

We have derived the following information from publicly available documents published by the Underlying Company. We make no representation or warranty as to the accuracy or completeness of the following information. The Underlying Company provides a web based search engine through its Google.com website. The Underlying Company offers a wide range of search options, including web, image, groups, directory, and news searches. Because the Deliverable Shares are registered under the Securities Exchange Act of 1934, the Underlying Company is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Company can be located at the SEC’s facilities or through the SEC’s web site by reference to SEC file number 000-50726. See “Where You Can Find More Information” in the accompanying general prospectus supplement and prospectus. We make no representation or warranty as to the accuracy or completeness of the information or reports.

The selection of the Deliverable Shares is not a recommendation to buy or sell the Deliverable Shares. Neither we nor any of our affiliates make any representation to you as to the performance of the Deliverable Shares.

The Deliverable Shares trade on the Nasdaq Global Select Market under the symbol “GOOG”.

Historical Data

The following table sets forth the high and low closing prices for the calendar quarters from the third quarter 2004 through the Pricing Date. On the Pricing Date, the Volume Weighted Average Price for the Deliverable Shares was $505.1133 per share. The closing prices listed below were obtained from publicly available information at Bloomberg Financial Market, rounded to two decimal places. The historical closing prices of the Deliverable Shares should not be taken as an indication of future performance, and we cannot assure you that the price of the Deliverable Shares will not decrease. In addition, we cannot assure you that the price of the Deliverable Shares will increase so that the value of the Deliverable Shares that you may receive on the stated maturity date, if not previously called by us, or redeemed, will exceed the Original Public Offering Price of the Callable STRIDES.

		High	Low
2004
	Third Quarter	131.08	85.00
	Fourth Quarter	197.60	132.58
2005
	First Quarter	210.86	174.99
	Second Quarter	304.10	180.04
	Third Quarter	316.46	274.01
	Fourth Quarter	432.04	296.14
2006
	First Quarter	471.63	337.06
	Second Quarter	440.50	370.02
	Third Quarter	424.56	367.23
	Fourth Quarter	509.65	401.44
2007
	First Quarter	505.00	438.68
	Second Quarter	530.26	458.00
	Third Quarter	569.00	491.52
	Fourth Quarter	741.79	579.03
2008
	First Quarter (through the Pricing Date)	685.33	509.00

Callable STRIDES	TS-8

Certain U.S. Federal Income Taxation Considerations

Set forth below is a summary of certain U.S. federal income tax considerations relating to an investment in the Callable STRIDES. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “United States Federal Income Taxation” in the accompanying product supplement STRIDES-2 and MTN prospectus supplement, which you should carefully review prior to investing in the Callable STRIDES. Capitalized terms used and not defined herein have the meanings ascribed to them in the accompanying product supplement STRIDES-2.

General. There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization and treatment, for United States federal income tax purposes, of the Callable STRIDES or securities with terms substantially the same as the Callable STRIDES. Accordingly, the proper United States federal income tax characterization and treatment of the Callable STRIDES is uncertain. Pursuant to the terms of the Callable STRIDES, ML&Co. and every holder of a Callable STRIDES agree (in the absence of an administrative determination, judicial ruling or other authoritative guidance to the contrary) to characterize and treat a Callable STRIDES for all tax purposes as an investment unit consisting of the following components (the “Components”): (i) a debt instrument of ML&Co. (the “Debt Instrument”) with a fixed principal amount unconditionally payable on the maturity date equal to the principal amount of the Callable STRIDES (i.e., the Original Public Offering Price) and bearing stated interest at the stated interest rate for the Callable STRIDES and (ii) a forward contract (the “Forward Contract”) pursuant to which the holder agrees to use the principal payment due on the Debt Instrument to make a payment to ML&Co. in exchange for the right to receive on the maturity date a number of Deliverable Shares equal to the then current Share Multiplier (subject to our right to cancel the Forward Contract in the event that we exercise our right to call the Callable STRIDES prior to the maturity date). Furthermore, based on ML&Co.’s determination of the relative fair market values of the Components at the time of issuance of the Callable STRIDES, ML&Co. will assign $27.056 of the original issue price of the Callable STRIDES (i.e., the Original Public Offering Price) to the Debt Instrument and will assign $2.056 of the original issue price of the Callable STRIDES (i.e., the Original Public Offering Price) to the Forward Contract. Based upon the foregoing, a holder who acquires a Callable STRIDES in connection with the original issuance thereof will be treated as having purchased the Debt Instrument for $27.056 per unit and as having received an initial payment with respect to the Forward Contract in an amount equal to $2.056 per unit.

Due to the absence of authorities that directly address instruments that are similar to the Callable STRIDES, significant aspects of the United States federal income tax consequences of an investment in the Callable STRIDES are not certain, and no assurance can be given that the Internal Revenue Service (the “IRS”) or the courts will agree with the characterization and tax treatment described above. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the United States federal income tax consequences of an investment in the Callable STRIDES (including alternative characterizations and tax treatments of the Callable STRIDES) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Possible Future Tax Law Changes. On December 7, 2007, the IRS released a notice that could possibly affect the taxation of holders of the Callable STRIDES. According to the notice, the IRS and the U.S. Department of the Treasury (the “Treasury Department”) are actively considering, among other things, whether the holder of an instrument having terms similar to the Callable STRIDES should be required to accrue either ordinary income or capital gain on a current basis, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of instruments having terms similar to the Callable STRIDES will ultimately be required to accrue income (in addition to any interest payments) currently and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether the tax treatment of such instruments should vary depending upon whether or not such instruments are traded on a securities exchange, whether such instruments should be treated as indebtedness, whether the tax treatment of such instruments should vary depending upon the nature of the underlying asset, and whether the special “constructive ownership rules” contained in Section 1260 of the Internal Revenue Code of 1986, as amended might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, if any, of the above considerations to their investment in the Callable STRIDES. ML&Co. intends to continue to treat the Callable STRIDES for U.S. federal income tax purposes in accordance with the treatment described herein unless and until such time as the Treasury Department and IRS determine that some other treatment is more appropriate.

Prospective purchasers of the Callable STRIDES should consult their own tax advisors concerning the tax consequences, in light of their particular circumstances, under the laws of the United States and any other taxing jurisdiction, of the purchase, ownership and disposition of the Callable STRIDES. See the discussion under the section entitled “United States Federal Income Taxation” in the accompanying product supplement STRIDES-2.

Callable STRIDES	TS-9

Experts

The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting, included as Exhibit 99.1 in the Current Report on Form 8-K dated November 13, 2007 (“November 13, 2007 Form 8-K”) and the related financial statement schedule included in the Merrill Lynch & Co., Inc.’s Form 10-K for the year ended December 29, 2006 are incorporated in this prospectus by reference, and have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and the related financial statement schedule and include an explanatory paragraph regarding the change in accounting method in 2006 for share-based payments to conform to Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information for the three-month periods ended March 30, 2007 and March 31, 2006, the three-month and six-month periods ended June 29, 2007 and June 30, 2006, and the three-month and nine-month periods ended September 28, 2007 and September 29, 2006 which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports for the quarters ended March 30, 2007, included as Exhibit 99.3 in the November 13, 2007 Form 8-K, June 29, 2007, included as Exhibit 99.2 in the November 13, 2007 Form 8-K, and September 28, 2007 included in ML&Co.’s Quarterly Reports on Form 10-Q (which reports include an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 157, “Fair Value Measurement”, Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115,” and FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109”) and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “Act”) for their reports on the unaudited condensed consolidated interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

Callable STRIDES	TS-10

Additional Note Terms

You should read this term sheet, together with the documents listed below (collectively, the “Note Prospectus”), which together contain the terms of the Callable STRIDES and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet. The Callable STRIDES involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Callable STRIDES.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

•	Product supplement STRIDES-2 dated November 9, 2007:

http://www.sec.gov/Archives/edgar/data/65100/000119312507242067/d424b2.htm

•	MTN prospectus supplement, dated March 31, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506070946/d424b5.htm

•	General prospectus supplement dated March 31, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506070973/d424b5.htm

•	Prospectus dated March 31, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506070817/ds3asr.htm

Our Central Index Key, or CIK, on the SEC Website is 65100. References in this term sheet to “ML&Co.”, “we”, “us” and “our” are to Merrill Lynch & Co., Inc., and references to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

ML&Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement, and the other documents relating to this offering that ML&Co. has filed with the SEC for more complete information about ML&Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, ML&Co., any agent or any dealer participating in this offering, will arrange to send you the Note Prospectus if you so request by calling toll-free 1-866-500-5408.

Callable STRIDES	TS-11

ANNEX A

Call Price Calculation Methodology

The Call Price is the amount of cash, per Callable STRIDES, that when discounted from the Call Date to the original issue date by a discount factor based on an annual yield to call and when added to the present value of all interest payments made through and including the applicable Call Date discounted to the original issue date by that same discount factor, will equal the original issue price.

As an example, the following steps describe the calculation of the Call Price for March 1, 2010:

•	First, the sum of the present values on the original issue date of all interest payments (assuming a discount factor based on an annual yield to call of 13.85%) made on the Callable STRIDES through and including the applicable Call Date is calculated. For a more detailed description of this calculation, please see the table below.

The following table illustrates, for the scheduled interest payment dates and the scheduled Call Date listed, the:

(a)	amount of interest payable (computed on the basis of a 360-day year of twelve 30-day months) on the applicable date;

(b)	years from the original issue date to the applicable interest payment date (computed on the basis of a 360-day year of twelve 30-day months);

(c)	discount factor(1) based upon an annual yield to call of 13.85%;

(d)	present value on the original issue date of the interest payments(3); and

(e)	the sum of the present values of all interest payments discounted to the original issue date.

This table assumes:
• original issue date:	February 27, 2008

• initial Share Multiplier:	0.04949385 (based upon the Volume Weighted Average Price of the Deliverable Shares of $505.1133 on the Pricing Date)

• interest rate:	9% per year

• interest payment dates:	On March 1, June 1, September 1 and December 1, of each year, beginning June 1, 2008 (computed on the basis of a 360-day year of twelve 30-day months, compounded annually)

• yield to call:	13.85% (computed on the basis of a 360-day year of twelve 30-day months, compounded annually)

• stated maturity date:	March 1, 2010

Date(2)	Interest Amount Payable	Years From Original Issue Date	Discount Factor(1) Based on the Yield to Call	Present Value at Original Issue Date of Interest Payments(3)
February 27, 2008 (issuance)		0.000000	1.000000
June 1, 2008	0.587500	0.261111	0.966698	0.567935
September 1, 2008	0.562500	0.511111	0.935853	0.526417
December 1, 2008	0.562500	0.761111	0.905992	0.509621
March 1, 2009	0.562500	1.011111	0.877084	0.493360
June 1, 2009	0.562500	1.261111	0.849098	0.477618
September 1, 2009	0.562500	1.511111	0.822005	0.462378
December 1, 2009	0.562500	1.761111	0.795777	0.447625
March 1, 2010	0.562500	2.011111	0.770385	0.433342

Sum of the present values of all interest payments:				3.918296

Callable STRIDES	TS-12

•	Next, the sum of the present values of the interest payments is subtracted from the Original Public Offering Price to produce the present value of the Call Price on the original issue date:

        $25.00000 – $3.918296 = $21.081704 (the present value of the Call Price)

•

Finally, the present value of the Call Price is divided by the applicable discount factor(1) and rounded to the sixth decimal place, the quotient being the Call Price payable on the applicable Call Date:

$21.081704	= $27.365154 (the Call Price)
0.770385

(1)	The discount factor is equal to	(	1	)[x],	where X is the number of years from the original issue date
			1.1385
	(computed on the basis of a 360-day year of twelve 30-day months compounded annually).
(2)

The dates in this column reflect the original issue date, the scheduled interest payment dates and March 1, 2010, the Call Date used in calculating this example. If a scheduled interest payment date falls on a day that is not a Business Day, payment will be made on the following Business Day, however, the present values of the interest payments will be calculated assuming each payment is made on the calendar day scheduled for that payment.

(3)	The present values in this column represent the product of the applicable interest payment amount and the corresponding discount factor. Due to rounding, the numbers in this column may not equal the sum of the present values of all interest payments.

Callable STRIDES	TS-13